SCHEDULE 14A
                              (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) of the Securities
                          Exchange Act of 1934 (Amendment No. 1)

Filed by the registrant                         / x /

Filed by a party other than the registrant      /   /

Check the appropriate box:

/ X /  Preliminary proxy statement

/   /  Definitive proxy statement

/   /  Definitive additional materials

/   /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

Oppenheimer Integrity Funds
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(Name of Registrant as Specified in Its Charter)

Connecticut Mutual Income Account,
a series of Oppenheimer Series Fund, Inc.
(formerly: Connecticut Mutual Investment Accounts, Inc.)
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(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
/   /  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-
       6(j)(2).

/   /  $500 per each party to the controversy pursuant to Exchange Act
       Rule 14a-6(i)(3).

/   /  Fee Computed on table below per Exchange Act Rules 14a-6(i)(4) and
       0-11.

(1) Title of each class of securities to which transaction applies:
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(2) Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
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(4) Proposed maximum aggregate value of transaction:
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/   /  Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
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(2) Form, schedule or registration statement no.:
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(3) Filing Party:
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(4) Date Filed:

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(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

As filed with the Securities and Exchange Commission on March 15, 1996

                                             Registration No. 333-00993



SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-14



REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933        / X /



        PRE-EFFECTIVE AMENDMENT NO. 1                         / X /



        POST-EFFECTIVE AMENDMENT NO.                         /   /




OPPENHEIMER INTEGRITY FUNDS
(Exact Name of Registrant as Specified in Charter)


3410 South Galena Street, Denver, Colorado 80231-5099
(Address of Principal Executive Offices)


212-323-0200
(Registrant's Telephone Number)


Andrew J. Donohue, Esq.
Executive Vice President & General Counsel
OppenheimerFunds, Inc.
Two World Trade Center, New York, New York 10048-0203
(212) 323-0256
(Name and Address of Agent for Service)

As soon as practicable after the Registration Statement becomes effective. (Approximate Date of Proposed Public Offering)

It is proposed that this filing will become effective on March 18, 1996, pursuant to Rule 488.

No filing fee is due because the Registrant has previously registered an indefinite number of shares under Rule 24f-2; a Rule 24f-2 notice for the year ended December 31, 1995 was filed on February 28, 1996.

Pursuant to Rule 429, this Registration Statement relates to shares previously registered by the Registrant on Form N-1A (Reg. No. 2-76547; 811-3420).

CONTENTS OF REGISTRATION STATEMENT



This Registration Statement contains the following pages and documents:

               Front Cover
               Contents Page
               The Cross-Reference Sheet previously filed with Registrant's N-14, 2/16/96, is incorporated herein by reference.


               Part A

               The Proxy Statement and Prospectus for Oppenheimer Bond Fund (Part A) previously filed with Registrant's N-14, 2/16/96, is incorporated herein by reference.

               Part B

               The Statement of Additional Information (Part B) previously filed with Registrant's N-14, 2/16/96, is incorporated herein by reference.


               Part C

               The Other Information (Part C) previously filed with Registrant's N-14, 2/16/96, is incorporated herein by reference.
               Signatures

                               SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and/or the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and State of Colorado on the 14th day of March, 1996.

                    OPPENHEIMER INTEGRITY FUNDS

                         By: /s/ James C. Swain*
                         ----------------------------------
                         James C. Swain, Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on the dates indicated:

Signatures                          Title                 Date


/s/ James C. Swain*           Chairman of the
------------------             Board of Trustees       March 14, 1996
James C. Swain

/s/ Jon S. Fossel*            Trustee                  March 14, 1996
--------------------
Jon S. Fossel

/s/ George C. Bowen*          Chief Financial
---------------------         and Accounting           March 14, 1996
George C. Bowen               Officer

/s/ Robert G. Avis*           Trustee                  March 14, 1996
------------------
Robert G. Avis

/s/ William A. Baker*         Trustee                  March 14, 1996
--------------------
William A. Baker

/s/ Charles Conrad, Jr.*      Trustee                  March 14, 1996
-----------------------
Charles Conrad, Jr.

/s/ Raymond J. Kalinowski*    Trustee                  March 14, 1996
-------------------------
Raymond J. Kalinowski

/s/ C. Howard Kast*           Trustee                  March 14, 1996
------------------
C. Howard Kast

/s/ Robert M. Kirchner*       Trustee                  March 14, 1996
----------------------
Robert M. Kirchner

/s/ Bridget A. Macaskill*     President
-----------------------       and Trustee              March 14, 1996
Bridget A. Macaskill


/s/ Ned M. Steel*             Trustee                  March 14, 1996
----------------
Ned M. Steel


*By: /s/ Robert G. Zack
--------------------------------
Robert G. Zack, Attorney-in-Fact